Exhibit 12

               INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                 Computation of Ratio of Earnings to Fixed Charges
                               (dollars in thousands)

                                                                        Years Ended
                                                ---------------------------------------------------------------
                                                February 28, February 29, February 28, February 28, February 28,
                                                    1997         1996         1995         1994         1993
                                                -----------  -----------  ----------   ----------   -----------
Earnings (loss) before income taxes (1)             $ 5,016      $27,754      $71,739     $(12,717)     $64,331

Plus:  Fixed charges (2)                             28,052       29,314       24,795       22,001       23,558
Less:  Capitalized interest                            (109)        (128)        (317)        (746)      (1,144)
                                                     ------       ------       ------      -------       ------

Earnings available to cover fixed charges           $32,959      $56,940      $96,217     $  8,538      $86,745
                                                     ======       ======       ======      =======       ======

Ratio of earnings to fixed charges(3)                  1.17         1.94         3.88          .39         3.68
                                                     ======       ======       ======      =======       ======

(1) Earnings (loss) before income taxes have been adjusted to reflect income received (but not undistributed amounts) from less-than-fifty-percent-owned persons. Earnings (loss) before income taxes have also been adjusted to exclude losses from less-than-fifty-percent-owned persons.


(2) Fixed charges consist of the following:

                                                                        Years Ended
                                                ---------------------------------------------------------------
                                                February 28, February 29, February 28, February 28, February 28,
                                                    1997         1996         1995         1994         1993
                                                -----------  -----------  -----------  -----------  -----------
       Interest expense, gross                      $18,658      $19,613      $15,592      $12,578      $13,600
       Rentals (interest factor)                      9,394        9,701        9,203        9,423        9,958
                                                     ------       ------       ------       ------       ------
        Total                                       $28,052      $29,314      $24,795      $22,001      $23,558
                                                     ======       ======       ======       ======       ======

(3) For the year ended February 28, 1994, earnings were inadequate to cover fixed charges. The deficiency of $13,463 was the result of unusual items. Exclusive of these unusual items, the ratio of earnings to fixed charges would have been 3.57 for the year ended February 28, 1994.